Exhibit 10.2

                         FIFTH AMENDMENT, CONSENT AND WAIVER
                             TO SECURED CREDIT AGREEMENT


	This Fifth Amendment, Consent and Waiver to Secured Credit Agreement (this "Agreement") is dated as of October 13, 1999, and is between Platinum Entertainment, Inc., a Delaware corporation (the "Borrower"), and First Source Financial LLP, an Illinois limited liability partnership, as Agent for Lenders party to the Secured Credit Agreement (as defined below) (the "Agent").

                                   RECITALS

    WHEREAS, the parties hereto are parties to that certain Secured Credit Agreement, dated as of July 31, 1998 (as amended, restated, supplemented or otherwise modified from time to time, the "Secured Credit Agreement"); and

    WHEREAS, Borrower and Lenders desire to amend the Secured Credit Agreement to make certain changes thereto and to correct certain matters, all as set forth below.

    NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

                                  AGREEMENT

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Secured Credit Agreement.

2. Amendments to Secured Credit Agreement. The Secured Credit Agreement is hereby amended as follows:

    (a) Section 1.1 of the Secured Credit Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

        "* Library" shall mean any and all sound recordings listed on Exhibit A attached hereto and any and all masters, videos and any materials associated with such sound recordings.

        "* Sale Proceeds" shall mean the aggregate cash proceeds payable to Borrower in connection with the sale of the * Library after deduction of all reasonable, customary and documented costs and expenses (including, without limitation, taxes) of such sale.

    (b) Section 2.1(a) of the Secured Credit Agreement is hereby amended by deleting the date "July 31, 2003" in the third line thereof and replacing it with the date "March 31, 2000".

    (c) Section 2.7 of the Secured Credit Agreement is hereby amended by inserting the following new Section 2.7(d) immediately following
        Section 2.7(c):

        (d) Upon receipt by Borrower of the * Sale Proceeds, Borrower shall immediately deposit the * Sale Proceeds into the Master Account for application to the outstanding Liabilities in accordance with the terms of this Agreement. Concurrently with the payment set forth in this Section 2.7(d), the Revolving Commitment shall be reduced by an amount equal to 50% of the * Sale Proceeds.

    (d) Section 2.8 of the Secured Credit Agreement is hereby amended by deleting it in its entirety.

    (e) Section 5.6 of the Secured Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

        SECTION 5.6 Appraisal Fees. Borrower shall pay to Agent all appraisal costs and expenses related to the following appraisals of Borrower's music catalog prepared after the Closing Date at the request of Agent: (i) any appraisals conducted during the occurrence and continuance of an Unmatured Event of Default or Event of Default; (ii) an appraisal conducted by Valuation Research Corporation at the request of the Agent made in September 1999; and (iii) an appraisal conducted by Kagan Media Appraisals, Inc. at the request of the Agent made in September 1999; provided that the aggregate fees payable by Borrower to Agent with respect to the appraisals referenced in clauses (ii) and (iii) above shall not exceed $60,000 plus out-of-pocket expenses of the appraisers.
[FN]
* Confidential portions omitted and filed separately with the commission.

    (f) Section 11.12 of the Secured Credit Agreement is hereby amended by inserting the following in the eighth line thereof immediately following the word "assets":

            (unless in connection and concurrently with such sale, Borrower indefeasibly pays in full in cash all outstanding Liabilities hereunder)

    (g) Section 11.30 of the Secured Credit Agreement is hereby amended by inserting the following in the fifth line thereof immediately following the amount "$50,000":

            and (iii) sales of Property the proceeds of which are concurrently used by the Borrower to indefeasibly pay in full in cash all outstanding Liabilities hereunder.

    (h) Section 11.33 of the Secured Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

        SECTION 11.33   Financial Covenants.

        (a) EBITDA. Not permit EBITDA measured on the last day of each month set forth below for the month ended on such day to be less than the amount listed below opposite such period:

            Periods                             Minimum EBITDA

            October 1999                           $5,400,000
            November 1999                               $0
            December 1999                          ($250,000)
            January 2000                           ($450,000)
            February 2000                               $0

        (b) Gross Capital Expenditures. Not, nor shall it permit any Subsidiary to, directly or indirectly (by way of the acquisition of the securities of a Person or otherwise), make or commit to make Gross Capital Expenditures, except that Borrower may, so long as no Event of Default or Unmatured Event of Default shall exist or would result therefrom, make Gross Capital Expenditures (excluding any permitted acquisitions) in the ordinary course of business in an aggregate amount not to exceed $1,000,000 during (a) the period from the Closing Date through December 31, 1998 and (ii) any Fiscal Year thereafter.

    (i) Section 11 of the Secured Credit Agreement is hereby amended by adding the following at the end thereof:

        SECTION 11.35   Borrowing Availability.  Borrower shall maintain at all
                   times Borrowing Availability of at least $300,000.

        SECTION 11.36   Board Resolution.  As soon as possible and in no event
                   later than November 15, 1999, Borrower shall deliver to Agent a certified copy of the unanimous resolution of the full Board of Directors of each of the Borrower and the Guarantors in form and substance satisfactory to Agent ratifying the execution and delivery by Borrower and the Guarantors of the Fifth Amendment, Consent and Waiver to Secured Credit Agreement in its final form and the consummation of the transactions contemplated by such agreement and each other Related Document to be executed and delivered in connection therewith and the performance of their respective obligations thereunder.
    (j) Section 13.1(f) of the Secured Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

        (f) Failure by Borrower to comply with or to perform (x) any provision contained in clause (i) of Section 11.1(h), Section 11.4 or
            Section 11.10 through 11.34 or (y) any provision contained in any Section of this Agreement (other than occurrences referred to or embodied in other clauses of this Section 13.1) for a period of five (5) Business Days after the earlier of (i) Borrower's receipt of notice from Agent or (ii) actual knowledge of such failure by Borrower.

    (k) The Secured Credit Agreement is hereby amended by deleting in their entirety the headings "Commitments" and "Aggregate Commitments" and all amounts listed thereunder set forth on the signature page of the Secured Credit Agreement.

    (l) Schedule 1 to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with Schedule 1 attached to this Agreement.

    (m) Schedule 10.16 to the Secured Credit Agreement is hereby amended to delete the address "11810 Willis Road, Alpharetta, GA 30004" and adding the address "11415 Old Roswell Rd., Alpharetta, GA 30201".

3. Waivers.
    (a) Indebtedness. Lenders and Agent hereby waive any Unmatured Event of Default or Event of Default caused by Borrower's breach of Section 11.19 or 11.21 of the Secured Credit Agreement arising from Borrower's incurrence of the Indebtedness set forth on Exhibit A attached to this Agreement. Schedules 11.19 and 11.21 of the Secured Credit Agreement are hereby amended to include the Indebtedness set forth on Exhibit A attached hereto.

    (b) Financial Covenants. Lenders and Agent hereby waive any Unmatured Event of Default or Event of Default caused by Borrower's failure to comply with Sections 11.33(a) and 11.33(b) of the Secured Credit Agreement, as they existed before the date of this Agreement, through and including September 30, 1999.

    (c) Polygram. Lenders and Agent hereby waive any Unmatured Event of Default or Event of Default arising under Section 13.1(n) of the Secured Credit Agreement as a result of the termination of the Polygram Distribution Agreement.

    (d) Commitment Reduction. Lenders and Agent hereby waive the five Business Days' notice under Section 2.6 of the Secured Credit Agreement and any Prepayment Premium that would otherwise be applicable with respect to the $1,400,000 reduction of the Revolving Commitment required by
        Section 6(d) of this Agreement.

    (e) Legal Fees. Lenders and Agent hereby waive all fees and out-of-pocket fees otherwise payable under Section 14.4 of the Secured Credit Agreement incurred with respect to the negotiations regarding the sale of the Borrower's 1,320,000 shares of Music Connection Corporation (or, as exchanged, Musicmaker.com) and the preparation, negotiations and execution of this Agreement.

    (f) Default Interest. Lenders and Agent hereby waive all accrued and unpaid interest on the Loans outstanding on the date hereof in excess of the non-default contract rate per annum applicable to the Loans.

    (g) Interest Payment. Lenders and Agent hereby waive the Event of Default arising under Section 13.1(a) of the Secured Credit Agreement as a result of Borrower's late payment of the interest due on the Loans on September 15, 1999.

    (h) Limited Waivers. The foregoing waivers are limited to the specific purpose for which they were granted, and except as set forth in this
        Section 3, such waivers shall not be construed as a waiver or other modification with respect to any other term, condition or other provisions of any Related Document.

4. Consent.

    (a) Lenders and Agent hereby consent to the sale of the Borrower's 1,320,000 shares of Music Connection Corporation (or as exchanged, Musicmaker.com) for a purchase price of $9.125 per share provided that the Asset Sale Proceeds of such stock shall be immediately delivered to Agent by wire transfer of immediately available funds to the Master Account for application to the outstanding Liabilities in accordance with the terms of Section 7.3 of the Secured Credit Agreement.

    (b) Lenders and Agent hereby consent to the sale of the * Library;
        provided that such sale is made by the Borrower to an unaffiliated party on an arms length basis for cash only; provided further that all cash proceeds of such sale are deposited into the Master Account in accordance with the terms of Section 2.7(d) of the Secured Credit Agreement.

5. Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to extend Loans and L/C Guaranties under the Secured Credit Agreement, Borrower represents and warrants to Agent that:

    (a) Due Authorization, etc. The execution, delivery and performance by Borrower of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any Requirement of Law or Contractual Obligation binding upon such entity. This Agreement is the legal, valid, and binding obligation of Borrower enforceable against Borrower in accordance with its respective terms.

    (b) Certain Agreements. To the best of Borrower's knowledge, on the date hereof all warranties of the Borrower thereto set forth in the Secured Credit Agreement are true and correct in all material respects, without any waiver or modification thereof and, after giving effect to this Agreement, no Unmatured Event of Default or Event of Default exists under the Secured Credit Agreement or any other Related Document.

    (c) Financial Information. All balance sheets, all statement of operations, of shareholders' equity and of changes in financial position, and other financial data which have been or shall hereafter be furnished to Agent for the purposes of or in connection with this Agreement have been and will be prepared in accordance with GAAP consistently applied throughout the periods involved and do and will, present fairly the financial condition of the entities involved as of the dates thereof and the results of their operations for the periods covered thereby.

    (d) Litigation. Except as set forth on Exhibit C to this Agreement, no material litigation (including, without limitation, derivative actions), arbitrations, governmental investigation or proceeding or inquiry shall, on the date hereof, be pending which was not previously disclosed in writing to Agent and no material adverse development shall have occurred in any litigation (including, without limitation, derivative actions), arbitration, government investigations, or proceeding or inquiry previously disclosed to Agent in writing.

6. Conditions to Effectiveness. This Agreement shall be effective as of the date hereof upon the satisfaction of the conditions set forth in this Section 6 and delivery of the following documents to Agent on or prior to the date hereof (unless another date is specified), in form and substance satisfactory to Agent:

    (a) Amendment. Borrower shall have delivered to Agent executed originals of this Agreement.

    (b) Consents and Acknowledgments.   Borrower shall have obtained all
        consents, approvals and acknowledgments which may be required with respect to the execution, delivery and performance of this Agreement.

    (c) No Default. As of the date hereof after giving effect to this Agreement no Unmatured Event of Default or Event of Default under any Related Document shall have occurred and be continuing.

    (d) Commitment Reduction. Agent shall have received $1,400,000 in cash as a permanent reduction of the Revolving Commitment to $33,024,986.

    (e) Interest and Fees. Agent shall have received payment in full of all interest and fees that would otherwise be due and payable on October 15, 1999.

    (f) Resolutions. A certified copy of the unanimous resolutions of the full Board of Directors of each of the Borrower and the Guarantors in form and substance satisfactory to Agent authorizing the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and each other Related Document to be executed and delivered in connection herewith and the performance of their respective obligations hereunder.

    (g) Incumbency Certificate. A certificate of the Secretary or Assistant Secretary of Borrower certifying the names and true signatures of the officers of Borrower authorized to execute, deliver and perform this Agreement and each other Loan Document to be executed and delivered in connection herewith, upon which certificate Agent and Lenders shall be entitled to rely.

    (h) Other Documents. All other documents, certificates and agreements as Agent may reasonably request to accomplish the purposes of this Agreement.

7. Affirmation of Guaranties.

    Each Guarantor (i) consents to and approves the execution and delivery of this Agreement by Borrower and Agent, (ii) agrees that this Agreement does not nor shall it limit or diminish in any manner its obligations under its Guaranty or under any of the other Related Documents to which it is a party, (iii) agrees that this Agreement shall not be construed as requiring the consent of any Guarantor in any other circumstance, (iv) reaffirms its obligations under its Guaranty and all of the other Related Documents to which it is a party, and
(v) agrees that its Guaranty and such other Related Documents remain in full force and effect and are each hereby ratified and confirmed.

8. Release.

    In consideration of Agent's and Lenders' execution of this Agreement, the consent set forth in Section 4 hereof and the waivers set forth in Section 3 hereof, each of Borrower and the Guarantors, individually and on behalf of its successors, assigns, subsidiaries and affiliates, hereby forever releases, acquits and discharges Agent and Lenders and their respective successors, assigns, parents, subsidiaries, affiliates, officers, employees, directors, agents and attorneys (collectively, the "Releasees") from any and all debts, claims, demands, liabilities, responsibilities, disputes, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (collectively, "Claims") that Borrower may have against the Releasees which arise from or relate to any act of commission or omission of the Releasees existing or occurring on or prior to the date hereof with respect to any attempted sale or disposition and the actual sale or disposition by Borrower of the shares of Music Connection Corporation or, as exchanged, Musicmaker.com including, without limitation, all allegations set forth, referenced or alluded to in that certain letter, dated October 8, 1999, from John R. Weiss of Bell, Boyd & Lloyd, Borrower's legal counsel, to Jim L. Blanco of Winston & Strawn, Agent's and Lenders' legal counsel.

9. Miscellaneous.

    (a) Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

    (b) Governing Law. This Agreement shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Wherever possible each provision of this Agreement shall be interpreted in such manner to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provision of this Agreement.

    (c) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

    (d) Successors and Assignees. This Agreement shall be binding upon Borrower, the Lenders and Agent and their respective successors and assignees, and shall inure to the sole benefit of Borrower, Agent and each Lender and their successors and assignees.

    (e) References. Any reference to the Secured Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require.

    (f) Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation as to the Secured Credit Agreement, any Note or any of the Collateral Documents provided to furnish security therefor. The parties hereto expressly do not intend to extinguish the Secured Credit Agreement, any Note or the Collateral Documents. Instead, it is the express intention of the parties hereto to reaffirm the existence of the indebtedness created under the Secured Credit Agreement which is evidenced by Notes and secured by the various Collateral Documents. The Secured Credit Agreement and each of the Related Documents as amended hereby remain in full force and effect. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or Agent under the Secured Credit Agreement or any Related Document to which the Lenders and Agent are a party nor, except as set forth in Section 3 hereof, constitute a waiver of any provision in or Event of Default or Unmatured Event of Default (now or hereafter existing) under the terms of the Secured Credit Agreement or any Related Document.

    (g) Entire Agreement. This Agreement and all schedules, exhibits and other documents attached hereto or incorporated by reference herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all other understandings, oral or written, with respect to the subject matter hereof.

    (h) Conflict of Terms. Except as provided in this Agreement, if any provision contained in this Agreement is in conflict or is inconsistent with any provision in any of the other Related Documents, the provision contained in this Agreement shall govern and control.

    (i) Incorporation of Secured Credit Agreement. The provisions contained in Sections 14.7 and 14.11 of the Secured Credit Agreement are incorporated herein by reference to the same extent as if produced herein in their entirety.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers on the date first above written.

                                    PLATINUM ENTERTAINMENT, INC.,
                                    as Borrower:

                                    By: /s/ DOUGLAS C. LAUX
                                    Name Printed: DOUGLAS C. LAUX
                                    Title: CHIEF FINANCIAL OFFICER

                                    FIRST SOURCE FINANCIAL LLP,
                                    as a Lender and as Agent

                                    By: First Source Financial, Inc.,
                                    Its:    Manager

                                    By: /s/ JOHN P. THACKER
                                    Name Printed: JOHN P. THACKER
                                    Title: SENIOR VICE PRESIDENT

                                    LEXICON MUSIC, INC., as Guarantor

                                    By: /s/ DOUGLAS C. LAUX
                                    Name Printed: DOUGLAS C. LAUX
                                    Title: CHIEF FINANCIAL OFFICER

                                    PEG PUBLISHING, INC., as Guarantor

                                    By: /s/ DOUGLAS C. LAUX
                                    Name Printed: DOUGLAS C. LAUX
                                    Title: CHIEF FINANCIAL OFFICER

                                    ROYCE PUBLISHING, INC., as Guarantor

                                    By: /s/ DOUGLAS C. LAUX
                                    Name Printed: DOUGLAS C. LAUX
                                    Title: CHIEF FINANCIAL OFFICER

                                    JUSTMIKE MUSIC, INC., as Guarantor

                                    By: /s/ DOUGLAS C. LAUX
                                    Name Printed: DOUGLAS C. LAUX
                                    Title: CHIEF FINANCIAL OFFICER